Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Execution Version

MANUFACTURING AND SUPPLY AGREEMENT – AMENDMENT NO. 2

Whereas, UroGen Pharma Ltd., with a principal place of business or an office at 9 HaTa’asiya Street, Ra’anana 4365007, Israel (the “Buyer”) and Isotopia Molecular Imaging Ltd. with its principal place of business located at Alexander Yanai 39 Street Segula Industrial Park Petach Tikva 49277, Israel. (the “Supplier”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”) entered a Manufacturing and Supply Agreement with an Effective Date of May 26, 2020 (the “Original Agreement”); and

Whereas, the Parties to the Original Agreement entered into a first amendment to the Original Agreement with an effective date of July 1, 2022, extending the term of the Original Agreement and providing for certain additional amendments to the Original Agreement (“Amendment No. 1”); and

Whereas, the Parties agree that the “Original Agreement”, together with “Amendment No. 1”, hereinafter shall collectively be referred to as the “Agreement”; and

Whereas, the Parties desire to enter into this amendment (“Amendment No. 2”) of the Agreement providing for the pre-payment by Buyer of certain future fees due Supplier under the Agreement, Buyer’s right to certain off-invoice discounts as provided herein, and providing for certain other amendments to the Agreement, as set forth in more detail below.

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.	Interpretation

Capitalized terms contained herein shall have the meaning ascribed to them in this Amendment No. 2. Capitalized terms which are not defined herein shall have the same meaning ascribed to them in the Agreement.

2.	Amendments to the Agreement

2.1.	New Section 10.5 shall be added to the Agreement. It shall provide as follows:

“10.5. Pre-payment of Future Fees Due under the Agreement. On the effective date of this Amendment No. 2, Buyer shall deliver to Supplier via wire transfer [***] (the “Pre-Payment”), constituting Buyer’s pre-payment of future fees that will become due under the Agreement.”

2.2.	New Section 10.6 shall be added to the Agreement. It shall provide as follows:

“10.6 Off-Invoice Cumulative Discount to Buyer. Supplier shall provide a discount to Buyer under the Agreement with a cumulative total of ILS [***]. (the “Cumulative Discount”). Commencing on the Effective Date of Amendment No. 2 and continuing to the end of the Term or until the Cumulative Discount has been satisfied in full, whichever is sooner, each Supplier invoices delivered to Buyer, except for invoices referring to payments made by Supplier to third parties in relation to Manufacturing (including Raw Materials and Services), shall include and shall reflect, without offset or a lesser discount percentage for any reason, a [***] discount off the fee otherwise payable by Buyer to Supplier under the Agreement, excluding Transfer Taxes (the “Individual Invoice Discount”). If any portion of the Cumulative Discount has not been fully satisfied by the sum of the Individual Invoice Discounts prior to the end of the Term, then Supplier shall pay via Wire Transfer prior to the end of the Term the unsatisfied balance of the Cumulative Discount that is owed to Buyer. By mutual prior written agreement, the Parties may elect to exempt certain Supplier invoices from the Individual Invoice Discount, except that [***] batch invoices and annual retainer invoices are not eligible for mutual exemption.”

2.3.

New Section 10.7 shall be added to the Agreement. It shall provide as follows: “10.7 Exclusive Dedication of Pre-Payment to Improvements. Supplier undertakes to dedicate 100% the Pre-Payment exclusively toward the reasonable and necessary costs of certain mutually agreed capital equipment ([***]) and other improvements required by the applicable Regulatory Authority according to the Improvements Plan attached hereto as Exhibit A (collectively, the “Improvements”), that are intended for the Facility. Supplier agrees to complete the Improvements at the Facility no later than July 23, 2023. For clarity, Supplier shall be solely responsible for the costs of such Improvements and all payments to vendors and suppliers relating to such Improvements at the Facility.”

2.4.

New Section 13.3 shall be added to the Agreement. It shall provide as follows: “13.3. Buyer’s Right to Receive Audited Financial Statements and to Audit Supplier’s Financial Good Standing. For the period commencing January 1, 2023, through the end of the Term, Supplier shall provide Buyer with copies of its semiannual (e.g., quarterly) and annual audited financial statements (the “Financial Statements”). Such Financial Statements shall be delivered to Supplier within three (3) business days of Supplier’s receipt of such Financial Statements. For clarity, on or before the Effective Date of Amendment No. 2, Supplier shall provide Buyer with its Financial Statement for the first quarter (Q1) of 2023. In addition, Buyer (or any third party designated by Buyer), during the Term and at reasonable times and upon reasonable advance notice to Supplier, may audit the Books and Records and other mutually agreed financial records of Supplier to ensure Supplier is and remains in good financial standing sufficient to meet its commitments under and compliance with the Agreement; provided, however, that such audits by Buyer may not be conducted more than twice in any twelve (12)-month period, unless during a previous audit during such twelve (12)-month period Buyer identified and disclosed to Supplier a material risk relating to Supplier’s financial good standing. Buyer (or, as applicable, Buyer’s third-party designee) will be allowed to interview key Supplier employees, including its Chief Financial Officer, with respect to Supplier’s financial good standing and have access to, and be permitted to examine and copy (without charge), the Books and Records and mutually agreed financial records maintained by Supplier for the purposes of conducting such audit. The reasonable costs for any such audit of Supplier’s Financial Good Standing shall be borne by Supplier. Notwithstanding, as of July 31, 2023, Buyer (or any third party designated by Buyer), at its dole discretion and at reasonable times and upon reasonable advance notice to Supplier, may audit the Books and Records, Financial Statements and other mutually agreed financial records of Supplier to verify Supplier’s dedication of and use of the Pre-Payment solely for the Improvements.”

2.5.

New Section 18.8.1 shall be added to the Agreement. It shall provide as follows: “18.8.1 Additional Change of Control Protections for Buyer.  Without limiting section 18.8 of the Agreement, or any of Buyer’s rights under the Agreement (e.g., Buyer’s right to deny consent to any assignment of the Agreement) or any of Supplier’s duties under the Agreement, or any of the protections or rights afforded Buyer under applicable law in the event of a change of control, in the event Supplier enters a transaction leading to a change of control of the Facility during the Term, then Supplier agrees that the written terms of such change of control agreement with such acquirer shall expressly provide for (i) the duly authorized assignment of the Agreement and the properly financed continuation of Manufacturing at the Facility and the continued, uninterrupted Manufacturing and supply of Product to Buyer consistent with the terms of the Agreement; (ii) written notice within ten (10) business days of the close of such transaction from acquirer to Buyer confirming the continuation of manufacturing at the Facility and confirming acquirer’s obligations under and performance under the Agreement; and (iii) receipt of Buyer’s prior written consent to such change of control agreement, which shall not be unreasonably withheld.”

2.6.

Section 4.4 of the Agreement shall be amended. As amended, it shall provide as follows: “4.4 Prompt Notification of Potential Product Supply Instability, Forecast Adjustment and Purchase Order Lead Time Adjustment. Supplier shall notify Buyer in writing immediately upon learning any issue or event (e.g., Audit of the Facility; any Regulatory Authority action; material decrease in production capacity; material decrease in customer product orders/forecasts) that (i) may result in a Product supply interruption of greater than thirty (30) days; or (ii) may result in Supplier’s inability, financial or otherwise, to perform certain of its obligations under the Agreement; or (iii) may result in Supplier’s default under the Agreement; or (iv) may result in Supplier’s liquidation, whether voluntarily or otherwise, or its entering into any arrangement with its creditors or the appointment of a receiver (“Instability Notification”). Without limiting Buyer’s rights under Section 4.5 of the Agreement or Section 7 of the Agreement, following Buyer’s receipt of any such Instability Notification from Supplier, Buyer shall have the right (i) to request an increase in its then current “Safety Stock” of Raw Materials, without limitation, and Supplier shall order and maintain the requested increase in the “Safety Stock” of Raw Materials; (ii) to issue a new Forecast for Product; and (iii) to issue Purchase Orders for Product with delivery date lead times of thirty (30) or more calendar days after the date of the Purchase Order, or such other lead time as may be mutually agreed between Supplier and Buyer.”

2.7.

New Section 4.6 shall be added to the Agreement. It shall provide as follows: “4.6 Prioritization of the Facility and Supplier’s Manufacture of the Product at the Facility.  Without limiting any of Buyer’s rights or Supplier’s duties under the Agreement, in the event Supplier elects during the Term to terminate, downsize, or reduce capacity at one or more of its various facilities or its Manufacturing activities at such facilities, either on account of financial hardship, market slowdowns, or for other business reasons, then Supplier agrees to prioritize the survival of and continued operation of the Facility and the Manufacture of Buyer’s Product at the Facility, at the expense of Supplier’s other facilities and operations therein.”

2.8.	Exhibit D to the Agreement (the “Quote”) shall be amended. As amended, the Quote is set forth as Exhibit B to this Amendment No. 2.

2.9.	Except as amended above, all other terms of and exhibits to the Agreement shall remain unchanged.

3.	Remaining Provisions

3.1.

Unless specifically stated otherwise in this Amendment No. 2, the remainder of the terms under the Agreement shall remain in full force and effect, mutatis mutandis. In any inconsistency between this Amendment No. 2 and the Agreement, this Amendment No. 2 shall prevail.

3.2.

This Amendment No. 2 and the Agreement, together with all exhibits and schedules thereto, constitutes the full and entire understanding and agreements between the parties regarding the subject matters hereof and thereof, and the Agreement and Amendment No. 2 supersede all prior written or oral, and all contemporaneous written or oral, agreements, understandings and negotiations with respect to the subject matter hereof. No rights, duties or obligations hereunder may be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the parties and such rights, duties and obligations shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto.

3.3.

In case any provision of this Amendment No. 2 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Amendment No. 2 shall not in any way be affected or impaired thereby.

3.4.

This Amendment No. 2 may be executed by separate signature pages or in any number of counterparts (including by facsimile or PDF attachment to e-mail), and each of such counterparts shall, for all purposes, constitute one agreement binding on the Parties, notwithstanding that the Parties are not signatories to the same counterpart.

4.	Effective Date of Amendment No. 2.

4.1.	The effective date for this Amendment No. 2 shall be May 22, 2023.

IN WITNESS WHEREOF, this Amendment No. 2 has been signed by the following authorized representatives of the Parties hereto:

UROGEN PHARMA LTD. By: /s/ Keren Stotzky______ Name: Keren Stotzky Title: VP Manufacturing & Supply Chain Date:_5/18/2023__________	ISOTOPIA MOLECULAR IMAGING LTD. By: /s/ Tzachi Levy_______ Name: Tzachi Levy Title: Head Of Sterile Plant Date:_5/19/2023_________‐